Exhibit 99.1

ARES CAPITAL CORPORATION

DECLARES DIVIDEND OF $0.38 PER SHARE AND

ANNOUNCES MARCH 31, 2006 FINANCIAL RESULTS

SECOND QUARTER DIVIDEND DECLARED

New York, NY — May 8, 2006 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 30, 2006 to stockholders of record as of June 15, 2006.

MARCH 31, 2006 FINANCIAL RESULTS

Ares Capital today announced financial results for its first quarter ended March 31, 2006.

HIGHLIGHTS

•                                Stockholders’ Equity (at March 31, 2006 ):  $571.4 million

•                                Net Assets per Share (at March 31, 2006):  $15.03

•                                Total Fair Value of Investments:  $747.1 million

•                                Declared  1st Quarter 2006 Dividend:  $0.36

•                                Reported 1st Quarter 2006 Basic and Diluted GAAP EPS:  $0.36

•                                Reported 1st Quarter 2006 Basic and Diluted core EPS:  $0.31(1)

First Quarter 2006 Operating Results:

•                                Net income:  $13,843,033 or $0.36 per share

•                                Net investment income:  $11,691,535 or $0.31 per share

•                                Net realized and unrealized gains:  $2,151,498 or $0.05 per share

First Quarter 2006 Portfolio Activity

•                                Purchase cost of additional investments made during period: $195.4 million

•                                Sales/redemptions of investments during period:  $37.3 million

•                                Number of portfolio company investments as of March 31, 2006:  48

•                                Weighted average yield of income producing equity securities and debt as of March 31, 2006:  11.47%(2)

(1)  Basic and diluted core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity  resulting from operations less capital gains and losses and any incentive management fees attributable to such capital gains and losses. The most directly comparable GAAP financial measure is the net per share increase in stockholders’ equity resulting from operations, which is reflected above as “Reported 1st Quarter 2006 Basic and Diluted GAAP EPS”.  The Company believes that core EPS provides useful information to investors regarding financial performance because it is one method the Company uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(2)  Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by (b) total income producing equity securities and debt at fair value.

•                                Average total assets for the quarter was $675.1 million

OPERATING RESULTS

For the quarter ended March 31, 2006, Ares Capital reported net income of $13.8 million or $0.36 per share.  Net investment income for the first quarter ended March 31, 2006 was $11.7 million or $0.31 per share.  Net realized and unrealized gains were $2.1 million or $0.05 per share for the first quarter of 2006.

In the first quarter of 2006 Ares Capital invested approximately $195.4 million in new commitments across 13 portfolio companies (11 new borrowers and 2 existing borrowers).  11 separate private equity sponsors were represented in these new transactions.  Of these 11, 2 were firms with which Ares Capital had already completed a transaction.  In total, 41 separate private equity sponsors are represented in the Ares Capital portfolio.  Of the $195.4 million in new commitments during the quarter, approximately 49%, 29%, 16% and 6% were made in first lien senior secured debt, second lien senior secured debt, senior subordinated debt and equity/other securities, respectively. 70% of such investments were floating rate.  Specifically during the quarter, significant new commitments included:

•                                $26.0 million in first lien senior term debt and equity of a medical school operator;

•                                $22.0 million in first lien senior term debt and senior subordinated debt of a bankruptcy and foreclosure processing services provider;

•                                $20.2 million in first lien senior term debt and second lien senior term debt of a radiation oncology care provider;

•                                $20.0 million in first lien senior term debt of a television broadcasting company;

•                                $19.9 million in first lien senior term debt and preferred stock of a printing management services provider; and,

•                                $18.5 million in first lien senior debt to a large consumer products company.

During the first quarter of 2006, Ares Capital had net realized and unrealized gains of $2.1 million.  The portfolio value of the company’s investments at March 31, 2006 was $747.1 million.  As of March 31, 2006, these portfolio investments (excluding cash and cash equivalents) were comprised of approximately 64% senior secured debt securities (31% first lien and 33% second lien assets), 19% mezzanine debt securities, 13% preferred/common equity securities and 4% other securities (senior notes/CDO investments).

In addition to $76.1 million of investments that Ares Capital Corporation has made since March 31, 2006, Ares Capital has outstanding commitments to fund an aggregate of approximately $160 million of investments.  Ares Capital expects to syndicate a portion of these commitments to third parties.  In addition, Ares Capital has a pipeline of approximately $250 million.  The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment, the execution and delivery of satisfactory documentation and the receipt of any necessary consents. We cannot assure you that we will make any of these investments.

Total assets were $778.6 million as of March 31, 2006.  Stockholders’ equity was $571.4 million at March 31, 2006, while net assets per share was $15.03.  As of March 31, 2006, the weighted average yield of income producing equity securities and debt was 11.47% (computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt, divided by (b) total income producing equity securities and debt at fair value).  As of March 31, 2006, 61% of the fund’s assets were in floating rate debt securities.

“2006 continues to be an exciting time for ARCC, as we see growth in our market presence as demonstrated by our increase in originations quarter over quarter as well as significant backlog and pipeline looking forward,” said President Michael Arougheti. “Our franchise continues to strengthen and gain both investor and sponsor attention and confidence as we establish ourselves as a premier “one-stop” financing source for middle market companies and private equity sponsors.”

PORTFOLIO QUALITY

Ares Capital employs an investment rating system (Grade 1 to 4) to categorize its investments.  As of March 31, 2006, the weighted average grade of Ares Capital’s portfolio investments was 3.1 (with no 1.0 ratings in the portfolio).  Grade 4 is for those investments that involve the least amount of risk in our portfolio (i.e. the borrower is performing above expectations and the trends and risk factors are generally favorable).  Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the borrower is performing as expected and the risk factors are neutral to favorable).  Grade 2 is for those investments where a borrower is performing below expectations and indicates that the risk has increased materially since origination.  Grade 1 is for those investments that are not anticipated to be repaid in full.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2006 we had $109.2 million outstanding under the separate $350 million credit facility of our subsidiary, Ares Capital CP Funding LLC, a single member, special purpose, limited liability company, which expires on November 1, 2006, unless extended prior to such date with the consent of the lenders.  As of March 31, 2006, we had $76.0 million outstanding under our $250 million revolving credit facility, which expires on December 28, 2010.

DIVIDEND

For the three months ended March 31, 2006, Ares Capital declared a dividend on February 28, 2006 of $0.36 per share for a total of $13,682,573.  The record date was March 24, 2006 and the dividend was distributed on April 14, 2006.

CONFERENCE CALL

The company will host a conference call, Monday, May 8, 2006, at 5:00 p.m. (ET) to discuss its first quarter 2006 financial results.  All interested parties are welcome to participate. You can access the conference call by dialing (800) 251-3185 approximately 5-10 minutes prior to the call.  International callers should dial (415) 908-4720.  All callers should reference “Ares Capital Corporation.” An archived replay of the call will be available through May 15, 2006 by calling (800) 633-8625.  International callers please dial (402) 977-9141. For all replays, please reference pin #21290916.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a closed-end, non-diversified management investment company that is regulated as a business development company under the Investment Company Act of 1940. Its investment objectives are to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on the Internet at www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are not guarantees of future performance or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no duty to update any forward-looking statements made herein.

INFO SOURCES

Ares Capital Corporation; Regulatory Filings (SEC)

Merritt S. Hooper
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and December 31, 2005

	As of
	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $740,988,027 and $581,351,865, respectively)
Non-control/Non-affiliate investments	$644,751,610	$515,184,991

Affiliate investments	102,393,539	70,783,384

Total investments at fair value	747,145,149	585,968,375

Cash and cash equivalents	19,034,286	16,613,334

Receivable for open trades	1,025,671	1,581,752

Interest receivable	7,958,177	5,828,098

Other assets	3,457,273	3,653,585
Total assets	$778,620,556	$613,645,144

LIABILITIES
Credit facility payable	$185,200,000	$18,000,000
Reimbursed underwriting costs payable to the Inv’t Adviser	—	2,475,000

Dividend payable	13,682,573	12,889,225
Payable for open trades	—	5,500,000

Accounts payable and accrued expenses	1,654,641	1,222,678

Management and incentive fees payable	5,466,543	3,478,034

Interest and facility fees payable	1,241,461	313,930
Interest payable to the Investment Adviser	—	154,078
Total liabilities	$207,245,218	$44,032,945

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 38,007,148 and 37,909,484 common shares issued and outstanding, respectively	38,008	37,910

Capital in excess of par value	560,795,135	559,192,554
Accumulated net realized gain on sale of investments	4,385,073	5,765,225
Net unrealized appreciation on investments	6,157,122	4,616,510
Total stockholders’ equity	571,375,338	569,612,199

Total liabilities and stockholders’ equity	$778,620,556	$613,645,144

NET ASSETS PER SHARE	$15.03	$15.03

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	3 Months Ended	3 Months Ended
	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)
INVESTMENT INCOME:
From non-control/non-affiliate investments:
Interest from investments	$15,051,133	$4,920,655
Interest from cash & cash equivalents	231,229	30,356
Capital structuring service fees	1,746,205	303,750
Other income	42,543	59,396
Total investment income from non-control/non-affiliate investments	17,071,110	5,314,157

From affiliate investments:
Interest from investments	2,476,932	310,593
Capital structuring service fees	583,810	—
Other income	59,453	125,842
Total investment income from affiliate investments	3,120,195	436,435
Total investment income	20,191,305	5,750,592

EXPENSES:
Base management fees	2,543,659	814,712
Incentive management fees	2,922,884	270,284
Administrative	177,537	233,272
Professional fees	471,451	164,994
Directors fees	63,250	72,165
Insurance	188,101	142,813
Interest and credit facility fees	1,322,310	375,290
Interest payable to the Investment Adviser	25,879	51,725
Amortization of debt issuance costs	407,310	65,690
Other	168,509	29,818
Total expenses	8,290,890	2,220,763

NET INVESTMENT INCOME BEFORE INCOME TAXES	11,900,415	3,529,829
Income tax expense, including excise tax	208,880	—
NET INVESTMENT INCOME	11,691,535	3,529,829

REALIZED AND UNREALIZED GAIN ON INVESTMENTS:
Net realized gains (losses):
Net realized gains from non-control/non-affiliate investment transactions	563,603	409,180
Net realized gains (losses) from affiliate investment transactions	47,283	(150)
Net realized gains from investment transactions	610,886	409,030

Net unrealized gains (losses):
Investment transactions from non-control/non-affiliate investments	3,985,530	4,566,231
Investment transactions from affiliate investments	(2,444,918)	(1,184)
Net unrealized gains from investment transactions	1,540,612	4,565,047

Net realized and unrealized gain on investments	2,151,498	4,974,077

NET INCREASE IN STOCKHOLDERS' EQUITY RESULTING FROM OPERATIONS	$13,843,033	$8,503,906
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.36	$0.69
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	37,988,700	12,275,457

SCHEDULE 1

Reconciliation of basic and diluted core EPS to basic and diluted GAAP EPS

Reconciliation of basic and diluted core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the quarter ended March 31, 2006 is provided below.

Quarter ended March 31, 2006
Basic and diluted core EPS(1)	$0.31
EPS attributable to capital gains and losses and any incentive management fees related to such capital gains and losses	$0.05
Basic and diluted GAAP EPS	$0.36

(1)  Basic and diluted core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity  resulting from operations less capital gains and losses and any incentive management fees attributable to such capital gains and losses.  The Company believes that core EPS provides useful information to investors regarding financial performance because it is one method the Company uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.